Filed pursuant to Rule 424(b)(3)

Registration No. 333-288623

PROSPECTUS SUPPLEMENT NO. 4

(to Prospectus dated August 11, 2025)

Fold Holdings, Inc.

Up to 9,282,287 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated August 11, 2025 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-288623). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock and Warrants are listed on the Nasdaq Stock Market LLC under the symbols “FLD” and “FLDDW,” respectively. The last reported sales price of our Common Stock and Warrants on the Nasdaq Stock Market LLC on September 30, 2025 were $3.86 per share of Common Stock and $0.5018 per Warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and other risk factors contained in the documents incorporated by reference therein, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 1, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2025

Fold Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41168	86-2170416
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2942 North 24th Street, Suite 115, #42035 Phoenix, Arizona	85016
(Address of principal executive offices)	(Zip Code)

(866) 365-3277

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	FLD	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	FLDDW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Master Loan Agreement

On October 1, 2025, Fold, Inc., a Delaware corporation (“Borrower”), and wholly owned subsidiary of Fold Holdings, Inc. (the “Company”), entered into a Master Loan Agreement (the “MLA”) with Two Prime Lending Limited, a company organized under the laws of the British Virgin Islands (“Two Prime”), that establishes a revolving credit facility (the “Facility”) pursuant to the terms of which the Borrower may, from time to time, request an advance of funds, and Two Prime may, in its sole and absolute discretion, extend or decline such advance on terms acceptable to the Borrower and Two Prime and as set forth in individually executed loan term sheets (each, a “Loan Term Sheet”).

Facility and economics:

The Facility provides for loans in an aggregate principal amount of up to $45,000,000, with no minimum loan amount required. Any amounts borrowed under this Facility bear interest at a rate of 6.5% per annum, accruing daily on a 360‑day year basis and payable in USD. The first advance under the first Loan Term Sheet will mature on October 1, 2026 (the “Maturity Date”). The Borrower may prepay any outstanding amounts borrowed, in whole or in part, without premium or penalty, at any time prior to the Maturity Date. If the Borrower fails to pay any amount payable (including any Loan Fees (as defined in the Facility)) on its due date (including the Maturity Date or a Redelivery Date (as defined in the Facility)), late fees shall, at the discretion of Two Prime, accrue for each Unpaid Sum (as defined in the Facility) from its due date to the date of actual payment at a rate of 5.0% per annum.

The first advance under the Facility is a Fixed Term Loan with a Borrower Prepayment Option and no Call Option (as each such term is defined in the Facility). All subsequent Loan Term Sheets shall be individually agreed upon between the Borrower and Two Prime.

Use of proceeds:

The Company expects that any amounts borrowed from the Facility will be used for, without limitation, working capital and general corporate purposes. This Facility provides non-dilutive capital to support the Company’s growth and preserves optionality with regard to managing its bitcoin treasury.

Collateral; valuation; custody:

The Borrower’s obligations under the Facility are secured by a portion of the Borrower’s bitcoin with a value at least equal to the Initial Collateral Level of the Loan Assets (as each such term is defined in the Facility) as set out in the Loan Term Sheet (the “Collateral”). Two Prime receives a continuing, first-priority security interest in the Collateral, but may not lend, invest, re-pledge, rehypothecate, or otherwise use or encumber the Collateral, and may access the Collateral only in accordance with the MLA.

In connection with the MLA and as a condition to funding, the Borrower entered into a tri‑party Account Control Agreement (the “ACA”) with Two Prime, as the secured party, and BitGo Trust Company, Inc. as custodian (the “Custodian”) governing custody and control of Collateral for the Facility. Under the terms of the Facility, all Collateral shall be deposited with the Custodian.

Collateralization levels, margin mechanics, and liquidation risks:

The Initial Collateral Level (as defined in the Loan Term Sheet) is 250% for the first advance. If the collateralization ratio falls below the Collateral Call Level (as defined in the Loan Term Sheet) of 175%, Two Prime has the right to require the Borrower to contribute additional Collateral to the Custodian up to the Initial Collateral Level. If the Collateral Level (as defined in the Facility) falls below the “Liquidation Level” (as set forth in the Loan Term Sheet), an automatic event of default is triggered and Two Prime shall have the right to instruct the Custodian to liquidate Collateral, without prior notice to the Borrower. If the ratio of Collateral to the Loan Assets (as defined in the Facility) exceeds the “Collateral Refund Level” set forth in the Loan Term Sheet, the Borrower may request return of Excess Collateral (as defined in the Facility).

In the event that Two Prime, in its sole and absolute discretion, determines that there is any regulatory or liquidity risk in relation to, or litigation against the issuer of, the Digital Assets (as defined in the Facility) provided as Collateral, or in the event the value of the Collateral (based on the Blended Spot Rate, as defined in the Facility) decreases by 25% or more within a twelve hour rolling period, Two Prime has the right to, by notice to the Borrower, require the Borrower to prepay all or a portion of the Loan Balance (as defined in the Facility) upon a three days’ notice.

Events of default; remedies:

Events of default include (without limitation) Borrower’s failure to repay Loan Assets on the due date of such loan, failure to pay Loan Fees when due, failure to respond to the First Notification within the First Notification Period (as defined in the Facility), the Collateral Level (as defined in the Facility) falls below the “Liquidation Level” (as set forth in the Loan Term Sheet), insolvency/bankruptcy events. Upon default, the lender may accelerate, apply setoff, and instruct the Custodian to liquidate Collateral in a commercially reasonable manner. Sale proceeds are net of transaction costs and adjusted for any hedging gains or losses as provided. The borrower does not control the order, manner or price of sale.

Covenants and other terms:

The MLA includes customary representations, warranties, covenants, events of default, and remedies for a secured, digital-asset–collateralized loan facility, along with standard provisions on collateral control, reporting, confidentiality, taxes, fees and expenses, assignments, amendments, and dispute resolution/governing law matters.

The foregoing descriptions of the MLA (including the initial Loan Term Sheet) do not purport to be complete and are qualified in their entirety by reference to the full text of the MLA, Schedule 2 and Schedule 3 thereto, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8‑K with respect to the MLA is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*^	Master Loan Agreement, dated as of October 1, 2025, by and between Fold, Inc. and Two Prime Lending Limited.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

^ Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The registrant agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOLD HOLDINGS, INC.

By:
		Name:	Will Reeves
		Title:	Chief Executive Officer

Dated: October 1, 2025

CERTAIN INFORMATION, IDENTIFIED BY, AND REPLACED WITH, A MARK OF “[**]” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

MASTER LOAN AGREEMENT

This Master Loan Agreement (“Agreement”) is made on this 1st day of October 2025 (“Effective Date”) by and between

1. Fold, Inc., a corporation existing under the laws of Delaware with its principal place of business at 2942 North 24th Street, Suite 115, #42035, Phoenix, Arizona 85016 (“Borrower”); and

2. Two Prime Lending Limited, a limited company and existing under the laws of British Virgin Islands with its principal place of business at Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands, and company number 2132193 (“Lender”).

RECITALS

Subject to the terms and conditions of this Agreement, the Borrower may, from time to time, seek to initiate funding from the Lender and the Lender may (but shall not be obliged to) extend a Loan to the Borrower subject to, amongst others, the provision of Collateral as further set out in this Agreement. The Borrower will pay certain fees, including a Loan Fee, and repay the Loans to the Lender in accordance with the terms of this Agreement.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, it is agreed as follows:

1. Definitions

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Applicable Law" means each of the following including any updates thereto throughout the term of this Agreement, to the extent applicable: any and all supranational, national, state, provincial, or local laws, treaties, rules, regulations, regulatory guidance, directives, policies, orders or determinations of (or agreements with) and mandatory written direction from, any governmental authority or other regulatory authority, including export laws, sanctions, regulations and all federal and state statutes or regulations relating to digital tokens, cryptocurrency, banking, stored value, money transmission, unclaimed property, payment processing, telecommunications, unfair or deceptive trade practices, anti-corruption, trade compliance, anti-money laundering, terrorist financing, know your customer, securities, commodities, derivatives, other financial products or services, privacy or data security.

“Authorisation” means an authorisation, consent, approval, permit, resolution, license, exemption, filing, notarisation, lodgement or registration.

“Authorized Agent” has the meaning set forth in Schedule 1.

“Blended Spot Price” means a weighted average price as determined by the Lender (acting reasonably) with reference to the price of the Digital Asset(s) as published on exchanges, trading platforms or market data providers that have been agreed between Borrower and Lender.

“Blockchain” means a type of distributed ledger technology (which may be public or private) which records and shares data as a chain of transactions across multiple data stores (from which data is unable to be removed) which are collectively maintained by a distributed group of computer nodes, which may utilize cryptographic algorithms to create new additions to the chain of transactions, and for which the computer nodes may be rewarded by the award of Digital Assets and/or the payment of a transaction fee by the persons seeking to add to the chain of transactions.

“Borrower’s Holding Asset” means to the aggregate amount of Digital Asset owned by Borrower and held by the Custodian.

“Borrower’s Margin” means the digital currency assets Borrower provided as trading margin including any Excess Margin (as defined below).

“Borrower’s Net Equity” means the equity amount equal to (Borrower’s Holding Asset – Borrower’s Obligations).

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general business in the United States.

“Business Hours” means between the hours of 8:00 am to 8:00 pm on a Business Day.

(a) the aggregate cost of such purchases(s), including all reasonable costs, commissions, fees and expenses incurred in connection therewith; and

(b) any outstanding Loan Fees, outstanding Late Fees, and any outstanding Early Termination Fee for a particular Loan.

“Call Option” means the option granted by the Borrower to the Lender to, at any time, demand immediate repayment of all or a portion of the Loan Balance in accordance with the terms of this Agreement. The Lender shall have a Call Option only to the extent such right is specifically granted in a given Loan Term Sheet.

“Close of Business” means 8:00 pm on any Business Day.

“Close Out" means, in relation to a Trade, to close out (including entering into of equal and opposite transactions), unwind, cancel, allow to expire or otherwise terminate such Trade.

“Collateral” means the Digital Asset(s) posted by the Borrower and deposited with the Custodian pursuant to the Custody Agreement, for the benefit of the Lender, as set out in the relevant Loan Term Sheet.

“Collateral Level” means the ratio (expressed as a percentage) of the value of the Collateral at the Blended Spot Price to the value of the Loan Assets at the Blended Spot Price.

“Commitment” means, with respect to any Loan, the principal amount made available by Lender to Borrower pursuant to this Agreement, as established in the applicable Loan Term Sheet.

“Credit Maintenance Condition” has the meaning set forth in Schedule 4.

“Custodian” means BitGo Trust Company, Inc. or such other digital asset custodian mutually approved in writing by the Parties.

“Custody Agreement” means the tri-party agreement among Borrower, Lender, and the Custodian, in form and substance mutually acceptable to the Parties, governing the custody of Collateral pursuant to this Agreement.

“Digital Asset(s)” means bitcoin, solely for purposes of identifying and valuing Collateral. For clarity, Loan Assets are denominated in USD and are not Digital Assets.

“Digital Asset Address” means an identifier of alphanumeric characters that represents a digital identity or destination for a transfer of Digital Asset on the applicable Digital Asset’s Blockchain.

“Early Termination Fee” has the meaning given in clause 4.

“First Utilisation Date” means the first utilization date of a Loan.

“Fixed Term Loan” means a Loan with a pre-determined Maturity Date, where the Borrower does not have a Prepayment Option and Lender does not have a Call Option.

“Fixed Term Loan with Call Option” means a Loan with a pre-determined Maturity Date, where the Borrower does not have a Prepayment Option and Lender has a Call Option.

“Fixed Term Loan with Prepayment Option” means a Fixed Term Loan with a Maturity Date and where the Borrower has a Prepayment Option and Lender has a Call Option.

"Force Majeure Event” means any failure, interruption or delay in the performance of obligations under this this Agreement or related documents resulting from any acts, events or circumstances not within the Lender’s reasonable control including, without limitation, changes in the functioning or features of the Digital Assets or the software protocols that govern their operation; sabotage or fraudulent manipulation of the protocols or network that govern Digital Assets; changes in Applicable Law; cybersecurity attacks, hacks or other intrusions, loss or theft of Digital Assets at any time; unavailability or malfunction of wire, communications or other technological systems; suspension or disruption of trading markets or exchanges; requisitions; failure of utility services; global or local pandemics; fire; flooding; adverse weather conditions or events of nature; explosions; acts of God, civil commotion, strikes or industrial action of any kind; riots, insurrection, terrorist acts; war (whether declared or undeclared); or acts of government or government agencies or the default.

“Hard Fork” means a permanent divergence in the Blockchain (e.g., when non-upgraded nodes cannot validate blocks created by upgraded nodes that follow newer consensus rules, or an airdrop or any other event which results in the creation of a New Token).

“Hedging Gains” means any gains actually received by the Lender in relation to entering, maintaining, terminating, liquidating or re-establishing any Price Exposure Hedging (as determined by the Lender in its sole and absolute discretion).

“Hedging Losses” means any losses, liabilities, costs, fees or expenses incurred by the Lender in relation to entering, maintaining, terminating, liquidating or re-establishing any Price Exposure Hedging (as determined by the Lender in its sole and absolute discretion).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Late Fee” has the meaning given in clause 4.

“Liquidation Costs” means all reasonable costs, fees, or charges incurred by the Lender (as determined by the Lender in its sole and absolute discretion) in respect of its activities undertaken pursuant to clause 12 upon an Event of Default or Close Out, including but not limited to the reasonable cost and expenses (including legal fees) incurred by the Lender in connection with the enforcement or preservation of its rights under the Loan Documents and the cost of utilizing the Lender’s management time or other resources (calculated on the basis of such reasonably daily or hourly rate as the Lender may notify to the Borrower), the Liquidation Fee and, as the case may be, the Loan Fee.

“Liquidation Fee” has the meaning given in clause 4.

“Loan Assets” means the funds advanced by the Lender to the Borrower under a Loan pursuant to this Agreement, which shall be denominated in USD until repaid in full in the same currency to the Lender in accordance with this Agreement. Loan Assets are distinct from Collateral and shall not include any Digital Assets or any new or different Digital Asset created by a Hard Fork.

“Loan Balance” means all amounts owing under the Loan Documents, including Loan Fees, outstanding Late Fees, any Early Termination Fee or any other loan fees in respect of a particular Loan.

“Loan Documents” means this Agreement and all Loan Term Sheets entered into between Lender and the Borrower.

“Loan Fee” means the fee(s) paid or to be paid by the Borrower to the Lender for the Loan.

“Loan Term Sheet” means an agreement between Lender and the Borrower on the particular terms of a Loan, which shall be memorialized in an agreement as set forth in Schedule 2 or in any other form approved by Lender (as may be amended and supplemented from time to time pursuant to the terms of this Agreement). For the avoidance of doubt, Borrower and Lender may enter into multiple and/or successive Loan Term Sheets, each of which shall constitute a separate Loan under this Agreement.

“Margin Loan” means a Loan granted pursuant to this Margin Loan Agreement.

“Master Loan” means a Loan granted pursuant to this Master Loan Agreement.

“Material Adverse Effect” means a material adverse effect on:

(a)
the business or financial condition; or

(b) the ability of the Borrower or Lender to perform their respective obligations under the Loan Documents; or the validity or enforceability of, or the effectiveness or ranking of any Collateral granted or purported to be granted pursuant to any of, the Loan Documents or the rights or remedies of the Lender under any of the Lender Documents.

“Maturity Date” means the date on which all Loan Balances are due and payable (including a repayment by way of the Lender exercising its Call Option).

“New Token” has the meaning given in clause 6.

“Open Loan” means a Loan without a Maturity Date where the Borrower has a Prepayment Option and Lender has a Call Option.

"Potential Event of Default" means an event which, with the giving of notice, lapse of time, expiry of any applicable grace period or the making of any determination by us, would constitute an Event of Default.

“Prepayment Option” means option granted to the Borrower to repay or return the Loan Assets prior to the relevant Maturity Date in accordance with the terms of this Agreement and without incurring Early Termination Fees.

“Price Exposure Hedging” means any hedging transaction(s) entered into, placed or executed by the Lender relating to price exposure in respect of any or all the Borrower’s Holding Asset, Loan Assets and/or Collateral (as applicable) under this Agreement, including without limitation the purchase of, or dealing in, any perpetual contracts, options, spot purchases of assets (including Digital Assets) and other derivatives or financial markets contracts (and on-exchange or bilaterally over-the-counter) referencing Digital Assets.

“Relevant Jurisdiction” means, in relation to the Borrower:

(a) its jurisdiction of incorporation;

(b) any jurisdiction where any asset subject to or intended to be subject to the security to be created by it is situated; and

(c) any jurisdiction where it conducts its business; and

(d) the jurisdiction whose laws govern the perfection of any Collateral (if applicable). “Subsidiary” means, in relation to any company or corporation, a company or corporation: (a) which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b) more than half of the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation;

(c) of whose dividends or distributions the first-mentioned company or corporation is entitled to receive more than half; or

(d) which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation,

and, for this purpose, a company or corporation shall be treated as being “controlled” by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document.

"Trades" means any trades or transactions in Digital Assets or derivatives entered into by the Borrower hereunder (including without limitation the purchase of, or dealing in, any perpetual contracts, options, spot purchases of assets (including Digital Assets) and other derivatives or financial markets contracts (and on-exchange or bilaterally over-the-counter) referencing Digital Assets.).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Loan Documents.

“Utilization Date” means the date of a utilization of a facility herein, being the date on which the relevant Loan is to be made.

2. Construction

Unless a contrary indication appears, any reference in this Agreement to:

(a) a Loan Document or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended (however fundamentally), novated, supplemented, extended or restated from time to time (whether or not the relevant amendment, novation, supplement, extension or restatement was contemplated at the date of this Agreement));

(b) including shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(c) a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(d) a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(e) a provision of law is a reference to that provision as the same may have been, or may from time to time hereafter be, as amended or re-enacted;

(f) words importing the plural shall include the singular and vice versa; and

(g) a time of day is a reference to Eastern Standard time.

(h) The determination of the extent to which a rate is for a period equal in length to an interest period shall disregard any inconsistency arising from the last day of that interest period being determined pursuant to the terms of this Agreement.

(i) An Event of Default is continuing if it has not been waived.

(j) Section, clause and Schedule headings are for ease of reference only.

(k) Unless a contrary indication appears, a term used in any other Loan Document or in any notice given under or in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Agreement.

(l) US$, US Dollars, USD and dollars denote the lawful currency of the United States of America.

3. General Loan Terms

(a) Loan of Funds

Subject to the terms and conditions hereof, the Borrower may from time to time request from the Lender an advance of Loan Assets in USD under a revolving credit facility (each such advance, a “Loan”), and the Lender may, in its sole and absolute discretion, extend such Loan or decline to extend such Loan on terms acceptable to the Lender and the Borrower and as set forth in a corresponding Loan Term Sheet.

Nothing in this Agreement constitutes, or should be construed to constitute, an undertaking by the Lender to lend any funds to the Borrower in excess of the Commitment set forth in the applicable Loan Term Sheet.

(b) Loan Disbursement Procedure

From time to time during the term of this Agreement, between the hours of 8:00 am to 8:00 pm on a Business Day (a “Request Day”), an Authorized Agent of the Borrower may, by email directed to the Lender’s email address (or such other address provided in writing pursuant to clause 18), request from the Lender a Loan of a specific amount of Loan Assets with the required information set out below (a “Utilisation Request”). Provided that the Lender receives such Utilization Request prior to 3:00 pm on a Request Day, the Lender shall by email directed to the Borrower’s email address (or such other address as the Borrower may specify in writing) accept or reject such Utilization Request. If Lender does not provide the Borrower with an acceptance or rejection as to a Utilization Request prior to Close of Business on a Request Day, such Utilization Request shall be deemed to be rejected by the Lender.

A Utilization Request from the Borrower shall contain the following proposed terms: (i) the amount of the Loan Assets requested, stated in USD;

(ii) the amount of Digital Assets to be provided as Collateral;

(iii) whether the Loan is to be an Open Loan, a Fixed Term Loan, a Fixed Term Loan with Prepayment Option or a Fixed Term Loan with Call Option;

(iv) the first Utilization Date; and

(v) the Maturity Date (if a Fixed Term Loan, a Fixed Term Loan with Prepayment Option or a Fixed Term Loan with Call Option).

If the Lender requires any amendments to the proposed terms in a Utilisation Request, the Lender shall provide notice of such amendments to the Borrower, and upon the Borrower’s acceptance of the amended terms, the Lender and the Borrower shall enter into a Loan Term Sheet in respect of that Utilisation Request.

The specific and final terms of a Loan shall be memorialized using the Loan Term Sheet, which shall be duly executed and delivered after the final terms of a Loan are agreed between the Parties and prior to the delivery of the Loan Assets. In the event of a conflict between this Agreement and a Loan Term Sheet, the terms in the Loan Term Sheet shall govern the relevant Loan.

The applicable Loan Term Sheet shall set forth the Commitment available to the Borrower. The Borrower may, from time to time, deposit Collateral into the Custodian account in order to support Loans and Utilization Requests made under such Commitment. After the Custodian confirms receipt of the applicable Collateral, the Lender shall disburse the Loan Assets by wire transfer of immediately available USD funds to the Borrower’s designated bank account as set forth in the Loan Term Sheet on or before the Close of Business on the Request Day.

(c) Loan Repayment Procedure

(i) Loan Assets Repayment

Unless otherwise specified in clauses 3(c)(ii) and 3 (c)(iii) below, the Borrower shall repay the entire Loan Balance by Close of Business on the earlier of: (a) the Maturity Date (provided, however, that the Borrower and the Lender may, by mutual written agreement prior to the Maturity Date, elect to roll forward or renew such Loan into a new Loan Term Sheet on substantially similar terms or as otherwise agreed by the Parties); (b) the Recall Delivery Day (if applicable, as defined below); and (c) the Redelivery Day (if applicable, as defined below).

All repayments and prepayments under the Loan Documents shall be repaid to and received in USD.

The Borrower shall repay the Loan Assets in USD only to the bank account designated by the Lender. Repayment in any other currency shall require the prior written consent of the Parties.

(ii) Call Option

For Loans in which the Lender has a Call Option, the Lender may at any time, by email notification to the Borrower (each a “Recall Request Day”), demand for immediate repayment of all or a portion of the Loan Balance (each a “Recall Amount”). The Borrower will, unless otherwise agreed by the Lender, repay the Recall Amount by Close of Business within 7 days of such email notification (each a “Recall Delivery Day”). In relation to a Recall Amount that is only a portion of the Loan Balance, the Borrower shall repay that Recall Amount on the Recall Delivery Day and the remaining Loan Balance shall be repaid on the earlier of (a) the Maturity Date; and (b) the next Recall Delivery Day.

(iii) Prepayment Option

For Loans in which the Borrower has a Prepayment Option, the Borrower may, by email notification to the Lender during Business Hours on any Business Day (each a “Prepayment Request”), request to repay the Loan Balance prior to the Maturity Date. The Borrower shall provide the Prepayment Request at least two Business Day prior to the date on which the Borrower proposes to repay all or a portion of the Loan Balance (each a “Redelivery Day”).

The Borrower’s exercise of its Prepayment Option shall not relieve it of any of its other obligations herein, including without limitation its payment of any outstanding Loan Fees and Late Fees.

In relation to a Prepayment Request for only a portion of the Loan Balance, the Borrower shall prepay such amount on the Redelivery Day and the remaining Loan Balance shall be repaid on the remaining Loan Balance shall be repaid on the earlier of (a) the Maturity Date; and (b) the next Recall Delivery Day.

(e) Custody Agreement as Condition Precedent

No Loan shall be funded, and no Collateral shall be transferred, unless and until the Custody Agreement has been executed and delivered by all Parties and the Custodian, in form and substance mutually acceptable to the Parties.

4. Loan Fees and Transaction Fees

(a) Loan Fee

Unless otherwise agreed, the Borrower shall pay to the Lender a loan fee on each Loan (the “Loan Fee”) as set out in the relevant Loan Term Sheet. The Loan Fee shall accrue from and including the first Utilization Date and including the date on which such Loan Assets are repaid in full to Lender (the “Loan Fee Period”). The Loan Fee shall be calculated only on outstanding portions of the Loan. The Loan Fee shall be calculated and paid in USD.

Loan Fee = Amount of outstanding Loan x Loan Fee Rate (as set out in the relevant Loan Term Sheet) x (Loan Fee Period /360).

Any Loan Fee, interest, commission of any other fee accruing under a Loan Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of a 360 days. The Lender shall provide the Borrower with the calculation upon request.

Any determination by the Lender of a rate or amount under any Loan Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

(b) Late Fee

If the Borrower fails to pay any amount payable by it (including any Loan Fees) under a Loan Document on its due date (including the Maturity Date or a Redelivery Date), late fees shall, at the discretion of the Lender, accrue on each Unpaid Sum (or, as the case may be, the balance thereof outstanding) from its due date up to the date of actual payment (both before and after judgment) at a rate which is 5 per cent per annum (calculated on the unpaid USD balance). Any late fees accruing under this clause shall be immediately payable by the Borrower on demand by the Lender. Late fees (if unpaid) accruing on an Unpaid Sum will be compounded with the Unpaid Sum on a daily basis and shall be payable in USD to the Lender’s designated bank account.

(c) Early Termination Fees

The Borrower shall, in addition to the Loan Assets, pay to the Lender an early termination fee equal to a percentage (%) specified in the Loan Term Sheet of the amount of fee(s) that the Lender would have received between the period commencing on the day after the Loan Assets were repaid to and excluding the Maturity Date (the “Early Termination Fee”) in the event:

(i) a Fixed Term Loan in respect of which the Borrower does not have a Prepayment Option is repaid prior to the Maturity Date on the Borrower’s request and the Lender provides written consent to such request.

The Early Termination Fee shall not apply:

(ii) if the Borrower returns the Loan Assets to the Lender in the event of a Hard Fork in accordance with clause 6,

(iii) if the Lender exercises the Call Option in accordance with clause 3(c)(ii), or

(iv) if a prepayment is made in accordance with clause 3(c)(iii) for Loans where the Borrower has a Prepayment Option.

Any Early Termination Fees shall be paid to the Lender, at the same time as and together with, the repayment of Loan Assets.

(d) Liquidation Fee

The Borrower shall, in addition to the Loan Assets, pay to the Lender a liquidation fee equal to the amount of fee(s) that the Lender would have received between the period commencing on the day after the Loan Assets were repaid to and excluding the relevant Maturity Date (the “Liquidation Fee”) in the event a Loan is terminated or repaid (i) as a result of an Event of Default, or (ii) following a Close Out. Any Liquidation Fees shall be paid to the Lender, at the same time as and together with, the repayment of Loan Assets in USD.

(e) Payment of Fees

An invoice for the Loan Fees and any Late Fees (the “Invoice Amount”) shall be sent to the Borrower before the last seven Business Days of a calendar month and shall include any outstanding Loan Fees and Late Fees. The Invoice Amount shall be paid by the Borrower on the earlier of the date falling (i) fourteen (14) Business Days following receipt of an invoice from Lender and (ii) the termination of a Loan. Any Early Termination Fees shall be paid, at the same time as and together with, the repayment of Loan Assets.

Any Loan Fee, Late Fee, and Early Termination Fees and/or Liquidation Fee (if applicable) shall be payable, unless otherwise agreed by the Parties in the Loan Term Sheet, shall be payable in USD.

5. Tax gross-up

(a) Tax gross-up

All payments to be made by the Borrower to the Lender under the Loan Documents shall be made free and clear of and without any Tax Deduction, unless the Borrower is required to make a Tax Deduction, in which case the sum payable by the Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Lender the payment evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(b) Tax indemnity

Without prejudice to clause 5 (a), if the Lender is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Loan Documents (including any sum deemed for purposes of Tax to be received or receivable by the Lender whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against the Lender, it shall immediately advise the Borrower.

6. Hard Fork (only applicable to Master Loans)

(a) Notification

In the event of a public announcement of a future Hard Fork in the Blockchain for any Digital Asset, the Lender shall provide email notification to the Borrower.

(b) No Immediate Termination of Loans Due to Hard Fork

In the event of a Hard Fork in the Blockchain for any Digital Asset, any outstanding Loans will not be automatically terminated. The Borrower and the Lender may agree to terminate a Loan without any penalties on an agreed date. Nothing herein shall relieve the Borrower’s and the Lender’s obligations under this Agreement.

(c) Hard Forks

If any Digital Asset undergoes a Hard Fork, any new or additional tokens created therefrom (the “New Tokens”) shall belong to the Borrower. The Borrower shall have no obligation to deliver or transfer such tokens, or their value, to the Lender. For the avoidance of doubt, any New Tokens shall remain in the custody arrangement established with the Custodian in accordance with this Agreement, and upon repayment in full of all outstanding Loans hereunder, such New Tokens shall be released and delivered to Borrower in the same manner and at the same time as the Digital Assets to which they relate.

7. Parties’ Representations and Warranties

The Parties hereby make the following representations, warranties and agreements to the other Party on the date of this Agreement and the representations and warranties are deemed to be repeated on each day by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(a) It is a limited liability corporation or, where relevant, a company limited by shares, as applicable, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b) It has the power to own its assets and carry on its business as it is being conducted. (c) It is capable of being sued in its own right.

(d) The obligations expressed to be assumed by it in each Loan Document to which it is a party are legal, valid, binding and enforceable obligations.

(e) The entry into and performance by it of, and the transactions contemplated by, the Loan Documents do not and will not conflict with:

(i) any material law or regulation applicable to it;

(ii) its constitutional documents; or

(iii) any agreement or instrument binding upon it or its assets or constitute a default or termination event (however described) under any such agreement or instrument, in each case, if such conflict, default or termination event has or is reasonably likely to have a Material Adverse Effect.

(f) It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Loan Documents to which it is or will be a party and the transactions contemplated by those Loan Documents.

(g) All Authorisations required or desirable:

(i) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Loan Documents to which it is a party; and

(ii) to make the Loan Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(h) It is a sophisticated party and has the knowledge, expertise and experience in financial matters to evaluate the risks involved in the transactions contemplated in the Loan Documents.

(i) The choice of the law of the country of British Virgin Islands as the governing law of the Loan Documents will be recognised and enforced in the Relevant Jurisdiction.

(j) Any award or judgment obtained in the United States in relation to the relevant Loan Documents will be recognised and enforced in the Relevant Jurisdiction.

8. Borrower’s Representations and Warranties

The Borrower hereby make the following representations and warranties to the Lender on the date of this Agreement and the representations and warranties are deemed to be materially repeated on each day by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(a) All Authorisations necessary for the conduct of the business, trade and ordinary activities have been obtained or effected and are in full force and effect;

(b) No limit on the Borrower’s powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Loan Documents to which it is a party.

(c) It is not required under the law of the jurisdiction where it is incorporated or resident or at the address specified in any Loan Document to make any deduction for or on account of Tax from any payment the Borrower may make under any Loan Document.

(d) No Event of Default and no Potential Event of Default is continuing or is reasonably likely to result from the making of any Utilisation Request or the entry into, the performance of, or any transaction contemplated by, any Loan Document.

(e) No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

(f) No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) have been started or threatened against it.

(g) No judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) has been made against it.

(h) It is acting for its own account.

(i) Neither it nor any of its assets are immune to any legal action or proceeding.

(j) It is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any Applicable Laws.

(k) It has or will have at the time of transfer of any Collateral, the legal and beneficial ownership and of the Collateral with the Custodian for the benefit of the Lender subject to the terms and conditions hereof and Custody Agreement. Lender has or will have first priority ranking and it is not subject to any prior ranking security (other than those permitted hereunder or by the Lender).

(l) It is a public reporting company and satisfies its financial reporting obligations by filing quarterly and annual reports with the U.S. Securities and Exchange Commission (“SEC”). Delivery of such reports, as filed on EDGAR, shall be deemed delivery to the Lender for purposes of this Agreement. Such reports present in all material respects the consolidated financial condition and results of operations of the Borrower and its consolidated subsidiaries, in conformity with generally accepted accounting principles consistently applied.

(m) It will not engage in any market activity or commit any act that could or is likely to damage the fairness, integrity, proper functioning or orderliness of the Custodian.

(n) It will comply with all Applicable Rules with respect to all Trades entered into through the Custodian (if applicable).

9. Borrower’s Covenants

The undertakings in this clause 9 remain in force from the date of this Agreement for so long as any amount is outstanding under the Loan Documents (other than indemnity claims which have not been raised).

(a) The Borrower shall promptly:

a. obtain, comply with and do all that is reasonably necessary to maintain in full force and effect; and

b. upon the request of the Lender, supply certified copies to the Lender of:

i. any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

1. enable it to perform its obligations under the Loan Documents;

2. ensure the legality, validity, enforceability or admissibility in evidence of any Loan Document; and

3. carry on its business have been obtained and in full force and effect, where failure to do so (under clauses 9(a)(b)(i)(1-3)) has or is reasonably likely to have a Material Adverse Effect.

(b) The Borrower shall comply in all respects with all material and applicable laws (including but not limited to any anti-money laundering, anti-terrorism and sanctions laws) to which it may be subject.

(c) The Borrower shall, by reference to the Borrower’s public filings on the EDGAR system, make its annual report on Form 10-K available to the Lender. Filing such reports on EDGAR shall be deemed to satisfy the Borrower’s obligation to provide annual financial statements under this Agreement. The Borrower shall ensure that the statements and the related notes thereto are complete, correct and fairly presents the consolidated financial condition and results of its and its subsidiaries operations and drawn up and prepared in conformity with generally accepted accounting principles consistently applied.

(d) The Borrower shall comply with all provisions set out in Schedule 3 (in respect of a Master Loan).

11. Borrower’s Default

Any of the following events shall constitute an event of default, and shall be herein referred to as an “Event(s) of Default”:

(a) the failure by the Borrower to return any and all Loan Assets on the due date of such Loan;

(b) the failure by the Borrower to pay any and all Loan Fees or Late Fees within three (3) Business Days of the Lender’s demand for payment;

(c) the Borrower fails to respond to the First Notification within the First Notification Period;

(d) in respect of a Master Loan only:

(i) the Borrower fails to transfer Collateral as required by with clause 3(b) or Schedule 3; (ii) the Borrower fails to deliver the Additional Collateral in accordance with Schedule 3 by the end of the Second Notification Period; or

(ii) the Collateral Level falls below the Liquidation Level;

(e) a moratorium is agreed to by the parties in respect of any indebtedness in excess of $ 5,000,000 of the Borrower. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium;

(f) any corporate action, legal proceedings or other procedure or step is taken that could reasonably have a Material Adverse Effect in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii) a composition, compromise, assignment or arrangement with any creditor of the Borrower;

(iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

(iv) enforcement of any security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction. Clause 11 (f) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 30 days of commencement.

(g) any expropriation, attachment, sequestration, execution or other enforcement action or any analogous process in any applicable jurisdiction affects any asset or assets of the Borrower;

(h) the Borrower fails to comply with any other provisions contained in the Loan Documents;

(i) the Borrower is:

(i) is unable or admits inability to pay its debts as they fall due;

(ii) is deemed to, or is declared to, be unable to pay its debts under applicable law; or

(iii) suspends or threatens to suspend making payments on any of its debts

(j) the value of the assets of the Borrower is less than its liabilities

(k) any representation or statement made or deemed to be made by the Borrower in any of the Loan Documents is or proves to be incorrect or misleading when made or deemed to be made;

(l) it is or becomes unlawful for the Borrower to perform any of its obligations under the Loan Documents;

(m) any obligation or obligations of the Borrower under the Loan Documents ceases to be legal, valid and binding or enforceable;

(n) the Borrower rescinds or purports to rescind or repudiates or purports to repudiate a Loan Document or any obligations hereunder;

(o) any foreign exchange controls or regulations are imposed that shall have the effect of materially prohibiting, or materially delaying the remittance of any amount (including Digital Assets) due under the Loan Documents;

(p) Any indebtedness of the Borrower in excess of $5,000,000:

(i) is not paid when due nor within any originally applicable grace period; or

(ii) is declared to be or otherwise becomes (or the relevant creditor of the indebtedness becomes entitled to declare the indebtedness) due and payable prior to its specified maturity as a result of an event of default (however described) and an exercise of remedies;

“Indebtedness” means any indebtedness for or in respect of: moneys borrowed, any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent, any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, the amount of any liability in respect of any lease or hire purchase contract which would be treated as a balance sheet liability, receivables sold or discounted (other than any receivables to the extent they are sold on a non recourse basis), any amount raised under any other transaction having the commercial effect of a borrowing, any derivative transaction, any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution.

Upon the occurrence of an Event of Default, the defaulting party shall give prompt written notice to the other Party upon becoming aware of such Event of Default. Notwithstanding any provisions in this Agreement, the Lender shall only be required to make payment, deliver or fulfill any obligations owed to the Borrower hereunder if a Potential Event of Default has not occurred and no Event of Default is continuing in respect of the Borrower.

12. Remedies

(a) On and at any time after the occurrence of an Event of Default (in respect of the Borrower) which is continuing, the Lender may, acting in its reasonable discretion:

(i) declare the entire or any part of the Loan Balance outstanding for the Loan together with accrued interest and all other amounts accrued or outstanding under the Loan Documents immediately due and payable whereupon they shall become immediately due and payable;

(ii) declare the entire or any part of the Loan Balance outstanding for the Loan together with accrued interest and all other amounts accrued or outstanding under the Loan Documents be payable on demand.

(iii) in respect of a Master Loan and any Collateral held hereunder:

Instruct the Custodian, in accordance with this Agreement and the Custody Agreement, to liquidate Collateral in the custody account for any non-payment, liability, obligation, or indebtedness created by the Loan, provided that the excess proceeds from the sale of the Collateral shall be returned the Borrower, together with a proof of such sale, or, where the Lender elects to undertake a Price Exposure Hedging, at a time in the Lender’s absolute discretion, and provided in either case that the proceeds of any sale shall be:

(A) net of all transaction costs and expenses to the Lender and be reduced by any Liquidation Costs; and

(B) be adjusted to take into account any Hedging Gains or any Hedging Losses arising from any Price Exposure Hedging undertaken by the Lender;

The Borrower shall have no right to determine the Digital Assets to be sold or the order, manner or price of the sale. Lender shall act in a commercially reasonable manner and provide full details of any sale, hedge or other calculation, including the time and price.

(iv) Exercise all other rights and remedies available to the Lender under the Loan Documents, under Applicable Law, or in equity.

(b) Any enforcement against the Collateral shall be effected through the Custodian strictly in accordance with the Custody Agreement. The Custodian shall act only upon joint instructions of the Parties or upon receipt of a notice of Event of Default accompanied by evidence reasonably satisfactory to the Custodian, in each case in accordance with the Custody Agreement.

(c) Set Off

(i) The Lender may, without notice, set-off any obligation due from the Borrower under the Loan Documents against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment.

(ii) For clarity, the Collateral shall be deemed an obligation owed by the Lender to the Borrower for the purpose of this set-off clause and the Lender may (but shall not be obliged to) sell the Collateral to recover any obligation due from the Borrower to the Lender under the Loan Documents.

13. Parties’ Limitation of Liability

Under no circumstances shall either Party be responsible or liable for any indirect, special, incidental, consequential or punitive losses, claims, awards and proceedings, nor any loss of profits, expectation of profit, business, revenue or anticipated savings, loss of information, interruption to business or damage to goodwill in any way whatsoever in each case arising from Lender’s actions, inactions or omissions under or relating to any Loan Documents.

14. Lender’s limitation of liability

(a) Nothing in this Agreement shall constitute the Lender acting as a trustee, fiduciary or an advisor to the Borrower.

(b) The Lender shall not be responsible or liable for any losses, actions or claims of any kind or nature whatsoever arising out of the Borrower’s actions, inactions or omissions hereunder, including errors (including errors of transmission), inaccuracies, changes in market conditions or other circumstances.

(c) The Lender (i) will not be liable for any loss that arises from a default by, and (ii) shall not be responsible for monitoring the performance or conduct of any counterparty, custodian, any sub-custodian or any other person or entity, which holds Digital Assets or other assets on the Borrower’s behalf or for the benefit of the Borrower, provided that (if applicable) the Lender had taken reasonable care in its choice or recommendation of such third party.

(d) The Lender will not be responsible or liable for any losses, actions or claims of any kind or nature whatsoever which arise as a result of a Force Majeure Event; provided, however, that the Lender shall remain responsible for ensuring that all instructions with respect to Collateral are transmitted to and processed by the Custodian in accordance with the Custody Agreement.

(e) The Lender will not be responsible or liable for any losses which results from unauthorized use of, or access to, the MP Prime system, by the Borrower or using the Borrower’s account, credentials or access of which the Borrower will promptly notify the Lender.

(f) The benefit of the limitation of liability provisions in this section shall apply severally to the Lender, each its Affiliates, and each of the Lender’s or it’s Affiliates’ partners, directors, officers, employees and any person controlled by or controlling the Lender.

15. Instructions to the Lender

(a) The Lender shall be entitled to assume that any instructions or requests received by it from an Authorized Agent of the Borrower are duly given in accordance with the terms of the Loan Documents and unless it has received notice of revocation, that those instructions or requests have not been revoked.

(b) The Lender is entitled to act upon instructions (“Valid Instructions”) from an Authorized Agent via the electronic means advised by the Lender. The Lender will act in accordance with the Valid Instructions in a reasonable and proper manner, upon such timeframes as advised by the Lender to the Borrower from time to time. If any

Valid Instructions are incomplete, unclear, ambiguous, and/or in conflict with other Valid Instructions, the Lender may refrain from acting until any incompleteness, lack of clarity, ambiguity or conflict has been resolved to its satisfaction.

(c) The Lender may reject or decide, in its absolute discretion, without any liability on its part, not to act on any Valid Instruction (i) based on the Lender’s applicable policies and procedures, including the results of its transaction monitoring and screening procedures, (ii) where the Lender reasonably doubts the contents, authorisation or origination of the Valid Instruction or compliance with the Lender’s policies and procedures and (iii) if in the Lender’s opinion it is outside the scope of its duties under this Agreement or are contrary to any Applicable Law.

16. Governing Law; Dispute Resolution

(a) The execution, performance, termination and interpretation of this Agreement shall be governed by the laws of Delaware, United States of America.

(b) The state and federal courts in Delaware have exclusive jurisdiction to settle any dispute arising or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”). The Parties agree that the courts of the United States of America are the most appropriate and convenient courts to settle a Dispute and accordingly no Party will argue to the contrary. The Lender shall not be prevented from taking an affirmative judgment relating to a Dispute to any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings to enforce a final judgment in any number of jurisdictions.

17. Confidentiality

(a) Each Party to this Agreement shall hold in confidence all information obtained from the other Party in connection with this Agreement and the transactions contemplated hereby, including without limitation any discussions preceding the execution of this Agreement (collectively, “Confidential Information”). Confidential Information shall not include information that the receiving Party demonstrates with competent evidence was, or becomes, (i) available to the public through no violation of this clause 17, (ii) in the possession of the receiving Party on a non-confidential basis prior to disclosure, (iii) available to the receiving Party on a non-confidential basis from a source other than the other Party or its affiliates, subsidiaries, officers, directors, employees, contractors, attorneys, accountants, bankers or consultants (the “Representatives”), or (iv) independently developed by the receiving Party without reference to or use of such Confidential Information.

(b) Each Party shall (i) keep such Confidential Information confidential and shall not, without the prior written consent of the other Party, disclose or allow the disclosure of such Confidential Information to any third party, except as otherwise herein provided, and (ii) restrict internal access to and reproduction of the Confidential Information to a Party’s Representatives only on a need to know basis; provided, however, that such Representatives shall be under an obligation of confidentiality at least as strict as set forth in this clause 17.

(c) Each Party also agrees not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement.

(d) The provisions of this clause 17 will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any law, regulation, or direction by a court of competent jurisdiction or government agency or regulatory authority with jurisdiction over said Party; provided that the Party required to make such a disclosure uses reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure. Notwithstanding the foregoing, Borrower shall be permitted to disclose Confidential Information in connection with any filings, reports, or other public disclosures required under applicable securities laws or regulations, as determined reasonably necessary by Borrower’s counsel, without the requirement to provide advance notice to Lender.

(e) The obligations with respect to Confidential Information shall survive for a period of five (5) years from the date of this Agreement. Notwithstanding anything in this agreement to the contrary, a Party may retain copies of Confidential Information (the “Retained Confidential Information”) to the extent necessary (i) to comply with its recordkeeping obligations, (ii) in the routine backup of data storage systems, and (iii) in order to determine the scope of, and compliance with, its obligations under this clause 17; provided, however, that such Party agrees that any Retained Confidential Information shall be accessible only by legal, compliance or administrative/managerial personnel of such Party and the confidentiality obligations of this clause 17 shall survive with respect to the Retained Confidential Information for so long as such information is retained.

18. Notices

(a) Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be delivered or sent by electronic mail (at such email addresses as a Party may designate in accordance herewith) as set forth below:

Fold, Inc.

2942 North 24th Street

Suite 115, #42035

Phoenix, Arizona 85016

Attn: Finance Department (finance@foldapp.com)

Attn: Wolfe Repass, CFO ([**])

Attn: Risk Department (risk@foldapp.com)

Attn: Legal Department (legal@foldapp.com)

Attn: Hailey Lennon, Esq. ([**]

Attn: James Rippeon, Esq. ([**])

Two Prime Lending:

Two Prime Lending Limited

Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands

Brendon Kelley [For Master Loans]

Email: [**]

Attn: Adam Richard

Email: [**]

Attn: Alexander Blume

Email: [**]

Either Party may change its address by giving the other Party written notice of its new address as herein provided.

(b) Any communication to be made between any two Parties under or in connection with the Loan Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

i. notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

ii. notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(c) Any such electronic communication as specified in clause 18 (a) above to be made between two Parties may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(d) Any reference in a Loan Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this clause 18.

19. Miscellaneous

(a) Amendments and Waivers

Any amendment or waiver to the Loan Documents shall be effective only with the written consent of the Lender.

(b) Entire Agreement

This Agreement, each schedule referenced herein, and all Loan Term Sheets constitute the entire Agreement among the Parties with respect to the subject matter hereof and supersede any prior negotiations, understandings and agreements with respect to the subject matter of this Agreement. In the event of any inconsistency between this Agreement and the Custody Agreement with respect to the holding of Collateral, the Custody Agreement shall prevail as between the Parties and the Custodian.

(c) Successors and Assigns

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that either Party may not assign this Agreement or any rights or duties hereunder without the prior written consent of the other Party (such consent to not be unreasonably withheld). Notwithstanding the foregoing, in the event of a change of control of Lender or the Borrower, such Party shall provide the other Party with written notice prior to such change of control. For purposes of the foregoing, a “change of control” shall mean a transaction or series of related transactions in which a person or entity, or a group of affiliated (or otherwise related) persons or entities acquires from stockholders of the Party shares representing more than fifty percent (50%) of the outstanding voting stock of such Party.

Neither this Agreement nor any provision hereof, nor any schedule hereto or document executed or delivered herewith, or Loan Term Sheet hereunder, shall create any rights in favor of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permitted assigns. The Parties agree that neither Party’s parents or affiliates shall have any liability under this Agreement nor do such related entities guarantee any of that Party’s obligations under this Agreement.

(d) Severability of Provisions

Each provision of this Agreement shall be viewed as separate and distinct, and in the event that any provision shall be deemed by an arbitrator or a court of competent jurisdiction to be illegal, invalid or unenforceable, the arbitrator or court finding such illegality, invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to such provision. Any provision which cannot be so modified or reformed shall be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

(e) Counterparts

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

(f) Relationship of Parties

Nothing contained in this Agreement shall be deemed or construed by the Parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of the Borrower and Lender.

(g) No Waiver

The failure of or delay by either Party to enforce an obligation or exercise a right or remedy under any provision of this Agreement or to exercise any election in this Agreement shall not be construed as a waiver of such provision, and the waiver of a particular obligation in one circumstance will not prevent such Party from subsequently requiring compliance with the obligation or exercising the right or remedy in the future. No waiver or modification by either Party of any provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by both parties.

(h) Third party rights

Unless expressly provided to the contrary in a Loan Document a person who is not a Party has no right to enforce or enjoy the benefit of any term of this Agreement.

(i) Termination

The term of this Agreement shall commence on the date hereof for a period of one year, and shall be automatically renewed for successive one-year terms annually, unless either Party provides notice of a desire to terminate the contract no less than ten (10) days prior to the end of such one-year period. Notwithstanding the aforementioned, this Agreement may be terminated by a Party giving at least 30 days’ notice of termination to the other Party. All Loan Balance outstanding for all Loans together with accrued interest and all other amounts accrued or outstanding under the Loan Documents shall be immediately due and payable on the termination date.

(j) Insurance

Lender shall, at its own expense, maintain throughout the term of this Agreement a Cyber Liability/Network Security and Privacy Insurance policy with financially sound and reputable insurers in an amount not less than $1,000,000 per claim and in the aggregate. Such policy shall name Borrower as an additional insured (to the extent applicable), provide that coverage shall not be cancelled, non-renewed, or materially reduced without at least thirty (30) days’ prior written notice to Borrower, and be primary and non-contributory with any insurance maintained by Borrower. The policy shall also contain a waiver of subrogation in favor of Borrower. Lender shall provide Borrower with a certificate of insurance evidencing such coverage upon execution of this Agreement, upon each renewal, and at Borrower’s request.

20. Indemnification

(a) Currency indemnity

If any sum due from the Borrower under the Loan Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i) making or filing a claim or proof against the Borrower; or

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

The Borrower waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency or currency unit other than that in which it is expressed to be payable.

(b) Other indemnities

The Borrower shall indemnify the Lender and its Affiliate against any cost, loss or liability incurred by it as a result of:

(i) the occurrence of any Potential Event of Default;

(ii) any information provided or approved by the Borrower being or being alleged to be misleading and/or deceptive in any respect;

(iii) any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Borrower with respect to the transactions contemplated or financed under the Loan Documents;

(iv) a failure by the Borrower to pay any amount due under a Loan Document on its due date;

(v) funding, or making arrangements to fund, its participation in a Loan requested by a the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone); or

(vi) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

The Borrower shall promptly indemnify the Lender, each Affiliate and each officer or employee of the Lender, against reasonable costs and loss or liability incurred by the Lender (or its Affiliate, officer or employee) in connection with or arising out of the use of proceeds under the Loan or the funding of the Loan or the transaction contemplated under and in connection with the Loan

Documents, unless such loss or liability is caused by the gross negligence or willful misconduct of the Lender (or the employee or officer of the Lender). Any Affiliate, officer or employee of the Lender may rely on this clause 20 (b) and the provisions of the Third Parties Act.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.

LENDER: BORROWER:

Two Prime Lending Limited Fold, Inc.

By: By:

Name: Name: Will Reeves

Title: Title: Chief Executive Officer

SCHEDULE 1 (AUTHORIZED AGENTS)

SCHEDULE 2 (TERM SHEETS)

LOAN TERM SHEET – MASTER LOAN

The following loan agreement incorporates all of the terms of the Master Loan Agreement entered into by Two Prime Lending Limited (“Two Prime”) and Fold, Inc. on October 1, 2025, and the following specific terms:

Borrower: Fold, Inc.

Lender: Two Prime Lending Limited.

Digital Asset Type: Bitcoin.

Loan Assets: Up to 45,000,000 USD.

Loan Fee: 6.5 percent per ann.

Early Termination Fee: 0 percent

Loan Type: Fixed Term Loan with Prepayment Option.

First Utilization Date: 10/1/2025

Maturity Date: 10/1/2026

Initial Collateral Level: 250 percent.

Collateral: Bitcoin as deposited by Borrower from time to time.

Collateral Call Level: 175 percent.

Liquidation Level: 150 percent.

Collateral Refund Level: 345 percent.

Call Option: No.

Bank account details designated by Two Prime for repayment of USD Loan Assets	Bank account details designated by Borrower for receipt of USD Loan Assets
Account Title: Two Prime Lending Limited USD Address/Bank: Account Number: Routing Number:

Account Title: Fold, Inc

USD Address/Bank:

Beneficiary address: 2942 North 24th Street, Suite 115, #42035, Phoenix, Arizona 85016

Bank name: [**]

Bank address: [**]

Account Number: [**]

Routing Number: [**]

Digital Asset Address of Lender for deposit of Digital Asset Collateral (as designated by the Custodian): BTC Address:	Digital Asset Address designated by Borrower for return of Digital Asset Collateral: BTC Address: Fold to provide BTC address when necessary.

Bank account information and Digital Asset Address(es) designated here may be changed by written notice given to the other Party pursuant to clause 18 “Notices” of the Agreement.

LENDER: BORROWER:

Two Prime Lending Limited Fold, Inc.

By: By:

Name: Name: Will Reeves

Title: Title: Chief Executive Officer

SCHEDULE 3 (MASTER LOANS)

1.
Collateral

(a)
The Borrower shall provide Collateral in Digital Assets with a value (expressed as a percentage) at least equal to the Initial Collateral Level of the Loan Assets as set out in the Loan Term Sheet. Collateral shall always be valued at the Blended Spot Price. For the avoidance of doubt, Collateral Level means the ratio of the value of the Collateral to the value of the Loan Assets. Reference to Collateral shall include any Additional Collateral (defined below) subsequently provided by the Borrower. All Collateral shall be deposited with the Custodian pursuant to, and in accordance with, the terms of the Custody Agreement. For the avoidance of doubt and notwithstanding that the Loan Term Sheet sets out the type and amount of Collateral to be provided, if the Lender (in its sole and absolute discretion) determines that there is any regulatory or liquidity risk in relation to, or litigation against the issuer of, the Digital Asset provided as Collateral, or in the event that the value of the Collateral (based on the Blended Spot Rate) decreases by 25% or more within a twelve (12) hour rolling period, the Lender shall have the right to, by notice to the Borrower, require the Borrower to prepay all or a portion of the Loan Balance upon three (3) days notice.

(b)
The Collateral transferred by the Borrower to the Lender shall be for the account of the Lender in respect of the relevant Loan obligations of the Borrower to the Lender hereunder and managed pursuant to the Custodial Agreement. Unless otherwise agreed by Lender, the Borrower hereby grants the Lender a continuing first-priority security interest in the Collateral held by the Custodian under the Custody Agreement , which shall attach upon the transfer of the Loan Assets by the Lender to the Borrower and which shall cease upon the unconditional and irrevocable repayment of all amounts owing by the Borrower to the Lender pursuant to the Loan Documents. The Collateral shall be held in custody by the Custodian pursuant to the Custody Agreement. The Custody Agreement must be executed by the Parties and the Custodian prior to any transfer of Loan Assets or Digital Assets. The Lender shall not lend, invest, re-pledge, rehypothecate, or otherwise use or encumber the Collateral, and shall have access to the Collateral only in accordance with the terms of the Custody Agreement and this Agreement.

(c)
If the Lender transfers Loan Assets to the Borrower and the Borrower does not transfer Collateral sufficient to comply with any Collateral Level set forth in the Loan Term Sheet within 12 hours of receipt of the Loan Assets, the Lender shall (even where the Lender does not have a Call Option) have the right to demand that the Borrower repay the Loan Assets immediately. If the Borrower transfers Collateral to the Custodian pursuant to this Schedule 3 and the Lender does not transfer the Loan Assets to the Borrower within 12 hours of receipt of the Collateral, the Borrower shall have the right (even where the Borrower does not have a Prepayment Option) to direct the Custodian to return the Collateral to the Borrower. The Lender’s obligation to return the Collateral under this paragraph shall not be affected by an act, omission, matter or thing which would reduce, release or prejudice any of its obligations hereunder and neither Party shall be entitled to claim any cyber security issue, technical malfunction, hacker activity, or other misappropriation of funds as a force majeure event to release or mitigate its obligations hereunder.
(d)
The Lender shall instruct the Custodian to return to the Borrower the same amount and type of Collateral, including any Additional Collateral or Margin Call adjustments, within 6 hours of the Lender’s confirmation that the Loan Assets have been unconditionally and irrevocably returned to the Lender (the “Collateral Return Date”). The returned Collateral should be transferred into an applicable Digital Asset Address designated by the Borrower and notified to the Lender. The Lender’s obligation to return the Collateral under this paragraph shall not be affected by an act, omission, matter or thing which would reduce, release or prejudice any of its obligations hereunder and neither Party shall be entitled to claim any cyber security issue, technical malfunction, hacker activity, or other misappropriation of funds as a force majeure event to release or mitigate its obligations hereunder.
(e)
For each calendar day after the Collateral Return Date in which Lender has not returned the entirety of the Collateral, the Lender shall incur an additional nominal fee of 5 per cent. (annualized, calculated daily) on the value of all outstanding portions of the Collateral. Such fee shall be payable by the Lender [on demand].

(f)
The Borrower understands that it is not entitled to receive any interest on any Collateral transferred to the Lender, unless otherwise agreed between the Parties in writing.

2.
Collateral Requirements

(g)
If during the term of a Loan, the Collateral Level falls below the “Collateral Call Level” as set forth on the Loan Term Sheet, the Lender shall have the right to require the Borrower to contribute additional Collateral to the Custodian up to the Initial Collateral Level (the “Additional Collateral”).

(h)
In the event that the value of the Loan Assets decreases or the value of the Collateral increases such that the value of the Collateral to the Loan Assets (expressed as a percentage) is above the Collateral Refund Level, the Borrower may request via email that the Lender returns to the Borrower a portion of the Collateral from the Custodian in excess of the Initial Collateral Level as indicated in the Loan Term Sheet (“Excess Collateral”).

(i)
If the Lender requires the Borrower to contribute Additional Collateral to the Custodian, or if the Borrower requires the Lender to return Excess Collateral from the Custodian, such requesting party (the “Requesting Party”) shall send an email notification (the “First Notification”) to the other party setting out the information below (the “Details”):

(i)
the amount of the Loan Assets,

(ii)
the amount of the Collateral,

(iii)
the Blended Spot Price, if applicable, and

(iv)
the amount of Additional Collateral required based on the Margin Call Level or the amount of Excess Collateral required based on the Initial Collateral Level, if applicable.

(j)
The Borrower or, as the case may be, the Lender shall have twenty-four (24) hours from the time the requesting party sends such First Notification if sent on a Business Day during Business Hours or twenty-four (24) hours from the time the requesting party sends such First Notification if sent outside of Business Hours (the First Notification Period”) to

(i)
respond and send the Additional Collateral to the Custodian or return the Excess Collateral to the Borrower from the Custodian; or
(ii)
acting reasonably and in good faith, respond that the Collateral Level has changed sufficiently such that the transfer of Excess Collateral to the Custodian or the return of Excess Collateral from the Custodian (as applicable) is no longer required (a “Rejection”).
(k)
The Borrower’s failure to respond to the First Notification within the First Notification Period will trigger an Event of Default and the Lender shall be entitled to exercise its rights under clause 12.
(l)
If the Borrower responds to the First Notification:

(i)
with a Rejection and the Collateral Level is still below the Initial Call Level; or

(ii)
but fails to provide the Additional Collateral by the end of the First Notification Period,

the Lender shall send a second email notification (the “Second Notification”) to the Borrower setting out the relevant Details. The Borrower shall have another twelve (12) hours from the time the Lender sends the Second Notification (the “Second Notification Period”) to provide the Additional Collateral to the Custodian.

(m)
If the Additional Collateral is not received by the Custodian by the end of the Second Notification Period, this shall automatically trigger an Event of Default and the Lender shall be entitled to exercise its rights under clause 12.

(n)
If the Lender fails to respond to the First Notification within the First Notification Period, the Borrower shall be entitled to retain the Loan Assets, provided however, the excess proceeds after first paying off the Loan Balance outstanding for the Loan together with accrued interest and all other amounts accrued or outstanding under the Loan Documents shall be returned the Lender.

(o)
If the Lender responds to the First Notification:

(i)
with a Rejection and the Collateral Level is still above the Collateral Refund Level; or
(ii)
but fails to return the Excess Collateral to the Custodian in the applicable Digital Asset Address designated by the Borrower by the end of the First Notification Period,

the Borrower shall send a second email notification (the “Second Notification”) to the Lender setting out the relevant Details. The Lender shall have another six (6) hours from the time the Borrower sends the Second Notification (the “Second Notification Period”) to return the Excess Collateral to the Custodian.

(p)
If the Excess Collateral is not received by the Custodian in the applicable Digital Asset Address designated by the Borrower by the end of the Second Notification Period, the Borrower shall be entitled to retain the Loan Assets, provided however, the excess proceeds after paying off the Loan Balance outstanding for the Loan together with accrued interest and all other amounts accrued or outstanding under the Loan Documents shall be returned the Lender.
(q)
Liquidation Level

If during the term of a Loan, the Collateral Level falls below the Liquidation Level as set forth on the Loan Term Sheet, this shall automatically trigger an Event of Default and the Lender shall have the right to sell the Collateral in any legal manner and through any legal market or dealer (without prior notice to the Borrower, unless required by law) and shall be entitled to exercise its rights under clause 12. The Borrower understands and agrees that it shall have no right or opportunity to determine the Digital Assets to be sold or the order, manner or price of sale. The Lender shall have no liability for any loss sustained by the Borrower in connection with such sale (or if the Lender delays affecting, or does not effect, such sale).The Borrower expressly waives any rights to receive prior notice (including notice of an Event of Default) or demand from the Lender in respect of the exercise of any rights by the Lender pursuant to this paragraph and agrees that any prior demand, notice, announcement, or advertisement shall not be deemed a waiver of the Lender’s right, nor is the Lender bound by such notification(s) to forestall the exercise of such rights.